UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 23, 2006

THE PMI GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-13664	94-3199675
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

PMI Plaza, 3003 Oak Road

Walnut Creek, California 94597

(Address of principal executive offices with zip code)

(925) 658-7878

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 23, 2006, The PMI Group, Inc. (the “Company”) entered into an agreement to purchase shares of its common stock from Goldman, Sachs & Co. (“Goldman Sachs”) for an aggregate purchase price of up to $345 million pursuant to an accelerated stock buyback program.

The number of common shares to be repurchased under the program generally will be based on the volume weighted average share price of the Company’s common stock during the term of the program. The program is subject to collar provisions that will establish minimum and maximum number of shares based on the volume weighted average share price over an initial hedge period (the “Hedge Period”). Under the terms of the program, Goldman Sachs will deliver to the Company an initial number of shares of common stock each week during the Hedge Period (other than the week of August 21, 2006 and other than the week that the Hedge Period ends) and an initial number of common shares three business days following the Hedge Period (the “Settlement Date”). The number of common shares delivered each week and at the end of the Hedge Period will depend on the purchases made during the Hedge Period by Goldman Sachs, the trading price of the Company’s common stock and other factors. Depending on these factors, the aggregate size of the program could be reduced. At the termination of the program, the Company may receive additional common shares, depending on the share price of the Company’s common stock during the term of the program. The minimum and maximum number of common shares that the Company will repurchase pursuant to the program as well as the aggregate purchase price will not be known until conclusion of the Hedge Period, which is expected to occur during the third quarter of 2006. The program will terminate no later than seven months following the Hedge Period and may in certain circumstances be accelerated.

A master confirmation, dated August 23, 2006, contains the principal terms and provisions governing the program between the Company and Goldman Sachs, including the mechanism used to determine the number of common shares that will be delivered by Goldman Sachs to the Company, the required timing of delivery of the common shares, the specific circumstances under which Goldman Sachs is permitted to make adjustments to valuation periods, the specific circumstances under which the program may be terminated early, the right of the Company and Goldman Sachs to enter into other transactions pursuant to which the Company would repurchase shares of its common stock, including additional accelerated stock buyback arrangements or open market purchase programs and various customary acknowledgments, representations and warranties.

A supplemental confirmation, dated August 23, 2006, sets forth the specific pricing terms and other provisions relating to the program, including provisions for determining the initial number of common shares to be delivered by Goldman Sachs and the applicable collar, the aggregate purchase price of the repurchased common shares, the period during which Goldman Sachs will establish its hedge position relating to the transaction and the termination date of the program.

The Company has also entered into a bridge loan credit agreement, dated as of August 23, 2006 (the “Credit Agreement”), by and among the Company and Goldman Sachs Credit Partners L.P., as administrative agent, sole lead arranger, sole book manager and lender. Pursuant to the Credit Agreement, it is contemplated that the lenders under the credit agreement will loan an aggregate of $345 million to the Company on August 29, 2006. The Company intends to use the proceeds of the loans to finance its obligation to repurchase its shares of common stock under the accelerated stock buyback program as described above. Amounts borrowed under the Credit Agreement must be repaid no later than November 22, 2006, subject to prepayment in certain instances. The Company expects to prepay such amounts on November 16, 2006, which is the business day following the purchase contract settlement date with respect to its 5 7/8% Hybrid Income Term Security Units.

The Credit Agreement provides for customary representations, warranties, negative and affirmative covenants (including certain financial covenants relating to the Company’s adjusted consolidated net worth and maximum risk to statutory capital ratio), and includes customary events of default and certain cross default provisions.

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In addition to applicable facility fees and delayed draw fees, any loan made to the Company by the lenders pursuant to the Credit Agreement will bear interest, at the Company’s option, at a rate equal to either: (i) the Eurodollar Rate plus an Applicable Margin (as defined in the Credit Agreement), or (ii) the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the prime rate as quoted in The Wall Street Journal.

The Company may prepay outstanding principal and interest in whole or in part from time to time without premium or penalty, other than customary broken funding costs.

A copy of the Credit Agreement is filed as Exhibit 99.2 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) The following exhibits are filed with this report on Form 8-K.

Exhibit	Description

99.1	Press release, dated August 24, 2006

99.2	Bridge Loan Credit Agreement, dated August 23, 2006, by and among The PMI Group, Inc. and Goldman Sachs Credit Partners L.P., as administrative agent, sole lead arranger, sole book manager and lender

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PMI GROUP, INC.

Date: August 24, 2006	By:	/s/ Donald P. Lofe, Jr.
Donald P. Lofe, Jr.
Executive Vice President, Chief Financial Officer

Date: August 24, 2006	By:	/s/ Thomas H. Jeter
Thomas H. Jeter
Vice President, Corporate Controller

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